Exhibit 99.1

NEWS RELEASE

CONTACT:
Kim P. Boswood	1780 South Bellaire Street	Listed: AMEX
Investor Relations (ext. 118)	Suite 100	Trading Symbol: AMV
kim@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Phone: (303) 297-1800
Fax: (303) 296-7353

AMERIVEST PROPERTIES ANNOUNCES CLOSING OF $21 MILLION LOAN
REFINANCING OF CAMELBACK LAKES PROPERTY

                DENVER, CO, August 31, 2004 — AmeriVest Properties Inc. (AMEX: AMV) announced today that it has completed the refinancing of its Camelback Lakes property in Phoenix, Arizona. This $21,000,000 indebtedness consists of a $16,000,000 mortgage with Allstate Life Insurance Company and a $5,000,000 mortgage with Allstate Life Insurance Company of New York.  The notes bear interest at a fixed rate of 5.82% through September 5, 2014.  Monthly principal plus interest payments of $133,002, payable in arrears, commence in October of 2004.  The loan agreements contain prepayment provisions available beginning September 5, 2008 at the greater of one percent of the prepaid amount or a yield maintenance calculation. The loan agreements contain acceleration clauses based on late payment or other events of default.  The notes are nonrecourse. The property was previously financed through the company’s Secured Credit Facility with Fleet National Bank, bearing interest at LIBOR plus 225 basis points.  “This transaction reduces our floating rate debt as a percentage of total mortgage debt from 23% at June 30, 2004 to approximately 13% today” noted Charles Knight, President and COO of AmeriVest.  “Although our interest costs will increase slightly, we believe that the reduction in exposure to interest rate risk is appropriate given our long-term holding strategy for this high quality building.  We are also pleased to continue our relationship with Allstate, which provided long-term financing for our Financial Plaza property in the Phoenix market.”

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small BusinessSM in Denver, Phoenix, Dallas, and Indianapolis through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2003 Annual Report on Form 10-KSB and from time to time in the Company’s filings with the Securities and Exchange Commission.